Exhibit 10.10

THIRD AMENDMENT AND JOINDER TO AMENDED AND RESTATED LOAN AND SECURITY
AGREEMENT

This Third Amendment and Joinder to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of July 3, 2018 (the “Third Amendment Effective Date”), by and between PACIFIC WESTERN BANK (“Bank”) and DRAFTKINGS INC. (“Existing Borrower”), CROWN GAMING INC. (“Crown Gaming”) and CROWN DFS INC. (“Crown DFS” and together with Crown Gaming, each a “New Borrower” and collectively “New Borrowers” and together with Existing Borrower, each a “Borrower” and collectively, “Borrowers”).

RECITALS

Existing Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of October 21, 2016 (as amended from time to time, including by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of July 28, 2017 and that certain Second Amendment to Loan and Security Agreement dated as of December 28, 2017, the “Agreement”).

From and after the Third Amendment Effective Date, New Borrowers, Existing Borrower, and Bank desire to supplement the terms and provisions of the Agreement as provided herein.

Each New Borrower has read and approved the Loan Documents and has asked Bank to agree to allow each such New Borrower to become a party to the Loan Documents in order to facilitate its ability to continue to operate its business by achieving a stronger financial base for itself and its affiliated companies.

Bank desires that each New Borrower execute this Amendment for the purpose of acknowledging that it is and shall be a Borrower under the Agreement and the other Loan Documents.

Bank and Borrowers desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                   Joinder and Assumption. From and after the Third Amendment Effective Date, each New Borrower hereby absolutely and unconditionally:

(a) (i) joins as and becomes a party to the Agreement as a “Borrower” thereunder, (ii) assumes, as a joint and several obligor thereunder, all of the Obligations, liabilities and indemnities of a “Borrower” under the Agreement and all other Loan Documents, and (iii) covenants and agrees to be bound by and adhere to all of the terms, covenants, waivers, releases, agreements and conditions of or respecting a “Borrower” with respect to the Agreement and the other Loan Documents and all of the representations and warranties contained in the Agreement and the other Loan Documents with respect to such New Borrower; and

(b)       collaterally assigns and transfers to Bank, and hereby grants to Bank, a continuing security interest in all of such New Borrower’s now owned and existing and hereafter acquired and arising assets and Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations. Each New Borrower hereby authorizes Bank to file at any time Uniform Commercial Code financing statements in such jurisdictions and offices as Bank deems necessary in connection with the perfection of a security interest in all of such New Borrower’s now owned or hereafter arising or acquired assets and property, including, without limitation, accounts receivable, deposit accounts, equipment, general intangibles, inventory, and any and all other personal property of such New Borrower, and all products, substitutions, replacements, and proceeds of such property and assets. Each New Borrower has read the Agreement and affirmatively grants to Bank all rights to such New Borrower’s assets as set forth in said Agreement and the Loan Documents.

(c)       From and after the Third Amendment Effective Date, any reference to the term “Borrower” in the Agreement shall also include each New Borrower and shall refer to “a Borrower”, “each Borrower”, “such Borrower” and/or “Borrowers” as applicable to the context thereof. Except as expressly provided herein, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

2.                   The following defined terms in Exhibit A of the Agreement hereby are added, amended or restated as follows:

“Aggregate Borrowing Limit” means $40,000,000.

“Applicable Outside Bank Balance” means an amount set forth pursuant to the chart below based on Borrowers’ Total Operating Cash:

Total Operating Cash	Total Operating Cash permitted to be held outside Bank
Greater than $200,000,0000	Greater of $40,000,000 or 20% of Total Operating Cash
Less than or equal to $200,000,000 but greater than $150,000,000	$30,000,000
Less than or equal to $150,000,000 but greater than $75,000,000	$20,000,000
Less than or equal to $75,000,000 but greater than $25,000,000	$10,000,000
Less than or equal to $25,000,000	$2,000,000

“Applicable Success Fee Amount” means $550,000; provided however if the outstanding principal amount of the Obligations exceeds $35,000,000 at any time, the Applicable Success Fee Amount shall automatically be increased to $600,000.

“Credit Extension” means, each Non-Formula Advance, Refinancing Advance or any other extension of credit, by Bank to or for the benefit of Borrowers hereunder.

“Liquidity” means (i) Cash plus (ii) Unused Availability.

“Parent” means DRAFTKINGS INC.

“Player Deposits” means cash maintained by a Borrower or Subsidiary and held in trust for a Borrower’s or Subsidiary’s customers.

“Refinancing Advance” or “Refinancing Advances” means a cash advance or cash advances under the Refinancing Revolving Line.

“Refinancing Revolving Line” means a Credit Extension of up to $35,000,000.

“Refinancing Revolving Maturity Date” means June 30, 2019.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or a territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.

“Total Operating Cash” means all unrestricted cash (excluding, for the avoidance of doubt, any Player Deposits) maintained in a Borrower’s account at Bank, or in a Borrower’s account subject to an account control agreement acceptable to Bank, that does not include Player Deposits.

“Third Amendment Effective Date” means July 3, 2018.

“Transition Period” means the period of time from the Third Amendment Effective Date to October 31, 2018.

“Unused Availability” means (i) $35,000,000 minus (ii) the outstanding principal amount of the Refinancing Advances.

3.                   Subsection (d) of the defined term “Permitted Investments” in Exhibit A of the Agreement hereby is amended and restated as follows:

“(d)      Investments of Subsidiaries in or to other Subsidiaries or Borrowers and (ii) Investments by Borrowers in Subsidiaries not to exceed Fifteen Million Dollars ($15,000,000) in the aggregate in any fiscal year (other than Investments by a Borrower in or to another Borrower, which shall not in any way be limited under the terms of this Agreement); provided, however, that Investments by Borrowers in Subsidiaries of Borrowers which are not organized under the laws of the United States or a territory thereof shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year;”

4.                   Section 2.1(b) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(b)     Intentionally Omitted.”

5.                   New Section 2.1(d) hereby is added to the Agreement as follows:

“(d)     Advances Under Refinancing Revolving Line.

(i)                  Amount. Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2 hereof, (A) on the Third Amendment Effective Date, Bank shall make a Refinancing Advance to Borrowers in aggregate amount equal to $3,750,000.02 which shall refinance all Obligations owing from Parent to Bank with respect to the Term Loan and (ii) after the Third Amendment Effective Date, Parent may request, and Bank agrees to make additional Refinancing Advances provided that the aggregate outstanding principal amount of all Refinancing Advances shall not exceed the Refinancing Revolving Line. Amounts borrowed pursuant to this Section 2.1(d) may be repaid and reborrowed at any time prior to the Refinancing Revolving Maturity Date, at which time all Refinancing Advances under this Section 2.1(d) shall be immediately due and payable. Borrowers may prepay any Refinancing Advances without penalty or premium.

(ii)                Form of Request. Whenever Borrowers desire a Refinancing Advance, Parent will notify Bank by facsimile transmission, telephone or email no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers) on the Business Day that the Refinancing Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Refinancing Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Refinancing Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and each Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance.”

6.                   Section 2.2 of the Agreement hereby is amended and restated in its entirety to read as follows:

“2.2    Aggregate Borrowing Limit; Overadvances. The aggregate amount of outstanding Credit Extensions hereunder shall at no time exceed the Aggregate Borrowing Limit. If the aggregate amount of outstanding Credit Extensions hereunder exceeds the Aggregate Borrowing Limit at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of the outstanding Non-Formula Advances (including any amounts outstanding under the Ancillary Services Sublimit) exceeds the Non-Formula Revolving Line at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of the outstanding Refinancing Advances exceeds the Refinancing Revolving Line at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess”

7.                   Section 2.3(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a)     Interest Rates.

           (i)     Non-Formula Advances. Except as set forth in Section 2.3(b), the Non-Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 1.50% above the Prime Rate then in effect; or (B) 5.00%.

          (ii)     Refinancing Advances. Except as set forth in Section 2.3(b), the Refinancing Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 1.00% above the Prime Rate then in effect; or (B) 5.50%.”

8.                   Section 2.3(c) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(c)     Payments. Interest under the Non-Formula Revolving Line and the Refinancing Revolving Line shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any Borrower’s deposit accounts or against the Non-Formula Revolving Line or the Refinancing Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations and treated as a Credit Extension, and such interest shall thereafter accrue interest at the rate then applicable hereunder.”

9.                   Section 2.5(c) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(c)     Success Fee. Upon the earlier of (i) an Acquisition, or (ii) the closing of any Borrower’s initial public offering, in each case, an amount equal to the Applicable Success Fee Amount. Bank and Borrowers both agree that, notwithstanding any provision in Section 2.6 hereof, Borrowers’ obligation to pay the success fee described herein shall survive any termination of this Agreement.”

10.                New Section 2.5(d) is hereby added to the Agreement as follows:

“(d)      Unused Revolving Facility Fee. Payable quarterly in arrears, on the first day of each calendar quarter prior to the Refinancing Revolving Maturity Date, and on the Refinancing Revolving Maturity Date, a fee in an amount equal to 0.25% per annum of the average unused portion of the Refinancing Revolving Line, as determined by Bank. The unused portion of the Refinancing Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Refinancing Revolving Line, and (ii) the average for the period of the daily closing balance of the Refinancing Revolving Line.”

11.                New Section 4.3 is hereby added to the Agreement as follows:

“4.3      Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, to the extent such Shares are certificated, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares, the relevant Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.”

12.                New Section 5.14 is hereby added to the Agreement as follows:

“5.14     Shares. Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.”

13.                Section 6.6 of the Agreement hereby is amended and restated in its entirety to read as follows:

6.6          Primary Depository. Each Borrower shall maintain all its depository and operating accounts with Bank (other than accounts containing Player Deposits) and its primary investment accounts with Bank or Bank’s affiliates. Notwithstanding anything to the contrary in the foregoing or herein, (i) Borrowers may maintain accounts outside Bank containing Total Operating Cash with aggregate balances not exceeding the Applicable Outside Bank Balance, (ii) Borrowers may maintain outside PayPal account(s) or similar online payment system accounts, for purposes of online vendor payments in the ordinary course of business and with aggregate balances not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate and (iii) no later than the last day of the Transition Period, all Player Deposits shall be maintained in accounts outside Bank, and in the case of (ii) and (iii) above, no control agreements shall be required for such accounts. For the avoidance of doubt, each Borrower agrees that no funds from Borrowers’ gaming business shall be maintained in any accounts at Bank at any time. Prior to any Borrower maintaining any investment accounts with Bank’s affiliates, such Borrower, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Bank.”

14.                Section 6.7 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.7       Financial Covenants. Borrowers shall at all times maintain the following ratios and covenants:

              (a)      Minimum Cumulative Revenue. Measured monthly and calculated on a cumulative basis with the measuring period beginning on January 1, 2018, Borrowers shall achieve Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods.

Reporting Period Ending	Minimum Cumulative Revenue
January 31, 2018	$0
February 28, 2018	$0
March 31, 2018	$12,223,149
April 30, 2018	$25,696,215
May 31, 2018	$37,155,742
June 30, 2018	$48,088,746
July 31, 2018	$57,733,093
August 31, 2018	$69,005,082
September 30, 2018	$89,815,897
October 31, 2018	$116,497,733
November 30, 2018	$144,909,040
December 31, 2018	$174,909,044

For subsequent reporting periods, Bank and Borrowers hereby agree that, on or before January 30th of each year during the term of this Agreement, Borrowers shall provide Bank with a budget for such year, which shall be approved by Parent’s Board of Directors, and Bank shall use that budget to establish the minimum Revenue amounts (and calculation thereof) for such year, in good faith consultation with Borrowers, with such amounts being incorporated herein by an amendment, which each Borrower hereby agrees to execute. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by any Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

   (b)      Minimum Liquidity. Liquidity of not less than $5,000,000, measured on a daily basis.”

15.                Section 7.12 of the Agreement hereby is amended and restated in its entirety to read as follows:

“7.12     Capitalized Expenditures. Make Capitalized Expenditures in excess of $20,000,000 in the aggregate during the period of time from April 1, 2018 through the Refinancing Revolving Maturity Date.”

16.                Section 8.2 of the Agreement hereby is amended and restated in its entirety to read as follows:

“8.2       Covenant Default.

    (a)       If any Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts), 6.7(a) (minimum cumulative revenue) or 6.12 (amended and restated subordination agreement) or violates any of the covenants contained in Article 7 of this Agreement; or

    (b)      If any Borrower fail to perform any obligation under Section 6.7(b) (Minimum Liquidity) and has failed to cure such default within 2 Business Days; or

   (c)        If any Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement (other than the sections enumerated in Sections 8.2(a) and 8.2(b) above), in any of the Loan Documents, or in any other present or future agreement between any Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrowers be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.”

17.                Section 9.4 of the Agreement hereby is amended and restated in its entirety to read as follows:

“9.4       Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; and/or (b) set up such reserves under the Non-Formula Revolving Line or Refinancing Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.”

18.                A new Article 13 is hereby added to the Agreement, as follows:

“13.       CO-BORROWER PROVISIONS.

13.1       Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, such Borrower and each other Borrower, including without limitation Loan Advance / Paydown Request Forms, Borrowing Base Certificates and Compliance Certificates.

13.2       Enforcement of Rights. Each Borrower is jointly and severally liable for the Obligations, and Bank may proceed against any Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower.

13.3       Borrowers as Agents. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of a Borrower.

13.4       Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5       Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

13.6       Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.

13.7       Right to Settle, Release.

     (a)     The liability of each Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

    (b)     Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8       Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations, and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.”

19.                Exhibit B of the Agreement is hereby replaced with Exhibit B attached hereto.

20.                The Schedule is hereby replaced with the Schedule attached hereto.

21.                Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

22.                Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

23.                As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                 this Amendment, duly executed by each Borrower;

(b)                an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)                 an Intellectual Property Security Agreement, duly executed by each New Borrower;

(d)                the certificate(s) for the Shares, together with Assignment(s) separate from Certificates, duly executed by the pledgor in blank;

(e)                 a financing statement (Form UCC-1) for each New Borrower;

(f)                  a Borrower Information Certificate for each Borrower;

(g)                account control agreements with respect to any accounts maintained outside Bank (other than accounts described in subsections 6.6(ii) and (iii) of the Agreement);

(h)                current SOS Reports indicating that, as to each Borrower, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(i)                  payment of a facility fee in the amount of $15,000;

(j)                  all reasonable Bank Expenses incurred through the date of this Amendment (which shall not exceed $25,000 as of the Third Amendment Effective), which may be debited from any Borrower's accounts; and

(k)                such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

24.                This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

DRAFTKINGS INC.

By:	/s/ Jason Robins

Name: Jason Robins Title: CEO
CROWN GAMING INC.

By:	/s/ Tim Dent

Name: Tim Dent Title: CFO
CROWN DFS INC.

By:	/s/ Tim Dent

Name: Tim Dent Title: CFO

PACIFIC WESTERN BANK

By:	/s/ Joel Marquis

Name: Joel Marquis Title: VP

[Signature Page to Third Amendment and Joinder to Amended and Restated Loan & Security Agreement]

DEBTORS:	DRAFTKINGS INC.
CROWN GAMING INC.
CROWN DFS INC.

SECURED PARTY:	PACIFIC WESTERN BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (each herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)        all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of each Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)        any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.